                                                                 EXHIBIT 12.1

                                COMPLETEL EUROPE N.V.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (Stated in thousands of U.S. Dollars)




                                                                   Period from
                                                                  commencement
                                                                  of operations
                                                                (January 8, 1998)
                                        Three Months Ended           Through
                                          March 31, 1999        December 31, 1998
                                        ------------------      -----------------
Earnings available for fixed charges:
     Net loss before income taxes                $  (5,895)         $  (7,561)
     Add:  Fixed charges                             1,372                 10
                                                 ---------          ---------
Adjusted Earnings                                   (4,523)            (7,551)

Fixed charges:
     Interest on indebtness                         (1,313)               ---

     Amortization of debt issuance costs               (56)               ---

     Interest portion of rental and
          lease expenses (1)                            (3)               (10)
                                                 ---------          ---------

                                                    (1,372)               (10)
                                                 ---------          ---------
Deficiency of earnings available to
cover fixed charges                              $  (5,895)         $  (7,561)
                                                 ---------          ---------
                                                 ---------          ---------


(1) The interest component of rental and lease expenses has been estimated by taking the difference between the gross rent and lease expense and net present value of rent and lease expense using the Company's cost of capital of 14%, representing the coupon rate on the Company's outstanding senior discount notes.